FILED PURSUANT TO RULE 424(h)
REGISTRATION FILE NO.: 333-206677

SUPPLEMENT
(To Prospectus Dated December 2, 2015)

$860,640,000 (Approximate)

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-P2
(Central Index Key Number 0001659329)

as Issuing Entity

Wells Fargo Commercial Mortgage Securities, Inc.
(Central Index Key Number 0000850779)

as Depositor

Principal Commercial Capital
(Central Index Key Number 0001634437)

Ladder Capital Finance LLC
(Central Index Key Number 0001541468)

Citigroup Global Markets Realty Corp.
(Central Index Key Number 0001541001)

Wells Fargo Bank, National Association
(Central Index Key Number 0000740906)

Société Générale
(Central Index Key Number 0001238163)

as Sponsors and Mortgage Loan Sellers

Commercial Mortgage Pass-Through Certificates, Series 2015-P2

This is a supplement to the prospectus dated December 2, 2015 (the “Preliminary Prospectus”). Defined terms used in this supplement but not defined herein have the meanings given to them in the Preliminary Prospectus.

The information in the tables on the cover of the Preliminary Prospectus and on page 3 thereof in respect of the Class A-3 and Class A-4 certificates is revised as follows:

Class	Approx. Initial Certificate Balance (1)	Approx. Initial Credit Support(2)	Approx. Initial Pass-Through Rate	Assumed Final Distribution Date(3)	Weighted Average Life (Years)(4)	Expected Principal Window(4)
Offered Certificates
A-3	$209,000,000	30.000%	%	November 2025	9.76	08/25-11/25
A-4	$253,790,000	30.000%	%	December 2025	9.91	11/25-12/25

(1)	Approximate, subject to a permitted variance of plus or minus 5%.
(2)	The approximate initial credit support percentages with respect to the Class A-3 and Class A-4 certificates represents the approximate credit enhancement for the Class A-1, Class A-2A, Class A-2B, Class A-3, Class A-4 and Class A-SB certificates in the aggregate.
(3)	The assumed final distribution dates set forth in this supplement have been determined on the basis of the assumptions described in “Description of the Certificates—Assumed Final Distribution Date; Rated Final Distribution Date” in the Preliminary Prospectus.
(4)	The weighted average life (years) and expected principal window during which distributions of principal would be received as set forth in the foregoing table with respect to each class of certificates having a certificate balance are based on the assumptions set forth under “Yield and Maturity Considerations—Weighted Average Life” in the Preliminary Prospectus and on the assumptions that there are no prepayments, modifications or losses in respect of the mortgage loans and that there are no extensions or forbearances of maturity dates or anticipated repayment dates of the mortgage loans.

All other references to the approximate initial certificate balance of each of the Class A-3 and Class A-4 certificates and assumed final distribution date of the Class A-3 and Class A-4 certificates in the Preliminary Prospectus are also revised to reflect the information reflected in the chart above.

Wells Fargo Securities	Citigroup	SOCIETE GENERALE
Co-Lead Manager and Joint-Bookrunner	Co-Lead Manager and Joint-Bookrunner	Co-Lead Manager and Joint-Bookrunner
Deutsche Bank Securities Co-Manager

The date of this Supplement is December 4, 2015.

Allocations among the underwriters under “Method of Distribution (Underwriter)” in the Preliminary Prospectus for Class A-3 and Class A-4 are allocated based on the updated certificate balance of the Class A-3 and Class A-4 certificates and in the same respective proportions as set forth in the Preliminary Prospectus.

Additionally, the approximate % of initial pool balance reflected on page 33 of the Preliminary Prospectus for each of the Class A-3 and Class A-4 certificates is revised to 20.854% and 25.323%, respectively.

In addition, the tables in respect of the Class A-3 and Class A-4 certificates on page 487 and page 488 of the Preliminary Prospectus are revised as follows:

Percent of the Initial Certificate Balance
of the Class A-3 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2016	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	99%
December 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.76	9.71	9.67	9.63	9.44

Percent of the Initial Certificate Balance
of the Class A-4 Certificates at the Respective CPPs
Set Forth Below:

Distribution Date in	0% CPP	25% CPP	50% CPP	75% CPP	100% CPP
Closing Date	100%	100%	100%	100%	100%
December 2016	100%	100%	100%	100%	100%
December 2017	100%	100%	100%	100%	100%
December 2018	100%	100%	100%	100%	100%
December 2019	100%	100%	100%	100%	100%
December 2020	100%	100%	100%	100%	100%
December 2021	100%	100%	100%	100%	100%
December 2022	100%	100%	100%	100%	100%
December 2023	100%	100%	100%	100%	100%
December 2024	100%	100%	100%	100%	100%
December 2025 and thereafter	0%	0%	0%	0%	0%
Weighted Average Life (years)	9.91	9.90	9.88	9.84	9.60

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